Exhibit 10.5
AMENDED AND RESTATED
RETIREMENT BENEFIT AGREEMENT
FOR
DAVID F. SMITH
     This AGREEMENT, dated as of September 22, 2003, amended as of September 8, 2005 and further amended and restated as of September 20, 2007, is between National Fuel Gas Company, a New Jersey corporation, (“National”) National Fuel Gas Supply Corporation, a New York corporation, (“Supply”; Supply, National, and each of National’s wholly owned subsidiaries are hereafter collectively referred to as the “Company”), and David F. Smith (the “Executive”).
RECITALS:
A.	The Executive currently is employed as the President of Supply, a wholly owned subsidiary of National.

B.	Supply, National and the Executive desire to set forth the Executive’s additional retirement benefits if the Executive’s employment with the Company is terminated by the Company without Cause or if the Executive terminates employment with the Company with Good Reason prior to March 1, 2011.
     NOW, THEREFORE, in consideration of the premises and of the covenants contained in this Agreement, Supply, National and the Executive agree as follows:
1. Definitions.
                 (a) “Board of Directors” or “Board” means the Board of Directors of National.
                 (b) “Cause” means (i) the willful and continued failure by the Executive to substantially perform his duties with the Company after written warnings specifically identifying the lack of substantial performance are delivered to him by the Company, or (ii) the willful engaging by the Executive in illegal conduct, gross misconduct, fraud or dishonesty, which is materially and demonstrably injurious to the Supply, National, or the Company, as determined in good faith by a vote of at least 2/3 of the non-employee directors of National at a meeting of the Board at which the Executive is provided an opportunity to be heard (with representation by counsel of his choosing, should he so desire).
                 (c) “Good Reason” means
       (i) a significant reduction in the nature and scope of the Executive’s duties and direct reporting responsibilities from the nature and scope of those duties and direct reporting responsibilities at the effective date of this Agreement (by way of illustration but not of limitation, if Executive is serving as President of Supply, National, or National Fuel Gas Distribution Corporation, a significant reduction in duties will not have occurred),
       (ii) a significant reduction in the Executive’s total potential compensation from that total potential compensation at the effective date of this Agreement, or
       (iii) a requirement that the Executive relocate more than 100 miles away from National’s headquarters, as it may be located from time to time.
The Executive will have a period of six-months from the happening of an event that gives rise to Good Reason to terminate his employment on account of Good Reason.
2. Supplemental Retirement.
                 (a) Modification of Rights and Coordination of Benefits. Notwithstanding any provision in the National Fuel Gas Company and

Participating Subsidiaries Executive Retirement Plan, as adopted July 10, 1987, and as subsequently amended, (the “ERP Plan”), the provisions of this Section are in addition to any benefits payable under the terms of the ERP Plan, the National Fuel Gas Company Retirement Plan (the “Retirement Plan”), or any other plan or arrangement sponsored or maintained by Supply, National or the Company, if there is a termination of the Executive’s employment with the Company prior to Executive attaining age 57 1/2 (i) by the Company without Cause or (ii) by the Executive with Good Reason.
                 (b) Benefit for Termination Prior to Age 57 1/2. The intent of this Agreement is to provide, in certain situations described below, additional benefits to the Executive such that he will receive benefits that are, in total, equivalent to what he would have received under the terms of the ERP Plan and Retirement Plan if he had attained age 57 1/2 at the time of his termination of employment. If the Executive’s employment with the Company is terminated prior to his attaining age 57 1/2 (i) by the Company without Cause or (ii) by the Executive with Good Reason, the Executive will be entitled to receive under this Agreement an additional retirement benefit calculated and payable as follows:
                      (i) Definitions:
     (A) The Contractual Benefit Base will be an amount equal to the sum of (I) the Retirement Plan Benefit, (II) the ERP Tophat Benefit and (III) the ERP Supplemental Benefit, all calculated as if the Executive had attained age 57 1/2 at the time of his termination.
     (B) The Retirement Plan Benefit is the amount payable as the Benefit Base, determined, based on Executive’s service and compensation at time of termination, under the terms of the National Fuel Gas Company Retirement Plan (expressed as a single life annuity for the Executive).

     (C) The ERP Tophat Benefit is the amount payable determined, based on Executive’s service and compensation at time of termination, under Section 3.4(a) of the ERP Plan as the Adjusted Basic Pension Plan Benefit Base minus the Basic Pension Plan Benefit (expressed as a single life annuity for the Executive).
     (D) The ERP Supplemental Benefit is the amount payable determined, based on Executive’s service and compensation at time of termination, under Section 3.4(c) of the ERP Plan (expressed as a single life annuity for the Executive) .
     (E) Wife means the individual to whom Executive is married at the time benefits first become payable under Section 2(b)(ii)(B) below.
     (ii) Payment of Additional Retirement Benefit. If the Executive has not attained age 55 at the time of termination of employment, the additional benefit under this Agreement will be payable (1) under Section 2(b)(ii)(A) through August 1, 2008, and (2) under Section 2(b)(ii)(B) commencing on September 1, 2008. If the Executive has attained age 55 at the time of termination of employment, the additional benefit under this Agreement will be payable solely under Section 2(b)(ii)(B) commencing on the later of the first day of the first month following the six month anniversary of such termination and September 1, 2008:
     (A) Payments Prior to Age 55. An amount equal to 1/12 of the Contractual Benefit

Base will be paid to the Executive on the first day of each month commencing on or after the six month anniversary of his termination of employment and ending on (and including) August 1, 2008. In addition, any amounts that would have otherwise been payable to the Executive under this Section 2(b)(ii)(A) had the payments hereunder commenced on the first day of the first month following the Executive’s termination of employment shall be paid to the Executive in a single lump sum on the first day of the first month commencing on or after the six month anniversary of the Executive’s termination of employment (without regard to whether such date falls after August 1, 2008). If the Executive dies before receiving all of the payments provided for under the preceding two sentences, and his Wife survives him, then without regard to whether his death falls prior to the six month anniversary of his termination of employment, his Wife shall receive (x) commencing on the first day of the first month following the Executive’s death, any remaining monthly payments and (y) on the date that is 60 days following the Executive’s death, any lump sum payment described in the preceding sentence; provided that the Executive’s Wife shall only be entitled to receive a pro-rata portion of such lump sum amount, if any, based on the number of total number of days that had elapsed between the Executive’s termination of employment and the date of his death.

     (B) Payments After Age 55. The monthly benefit amount will be equal to 1/12 of the Contractual Benefit Base less the sum of (I) the Retirement Plan Benefit, (II) the ERP Tophat Benefit and (III) the ERP Supplemental Benefit (all expressed as a single life annuity for the Executive (the “Monthly Benefit”)) beginning on the later of the first day of the first month following the six month anniversary of the Executive’s termination of employment and September 1, 2008, and will be payable as follows:
(i) If the Executive is not married to his Wife on the date benefit payments begin under this Section 2(b)(ii)(B), an amount equal to the Monthly Benefit will be paid to the Executive commencing on the later of the first day of the first month following the six month anniversary of the Executive’s termination of employment and September 1, 2008, and continuing each month through the month that contains his date of death.
(ii) If the Executive is married to his Wife on the date benefits begin under this Section 2(b)(ii)(B), the Monthly Benefit will be paid in the form of a joint and 50% survivor annuity, with the 50% survivor benefit payable to his Wife, if she survives him. The amount to be paid each month will be such that it is actuarially equivalent, using the actuarial equivalence factors then used under the Retirement Plan, to the benefit that would be payable to the Executive if he was unmarried. For the avoidance of doubt, if the Executive dies after termination of employment but prior to the date that benefits first become payable under this Section 2(b)(II)(B)(ii), and Executive was married to his Wife at the time of his death, the Executive’s Wife shall be entitled to receive on the later of the date of the Executive’s death and September 1, 2008 (x) the 50% survivor benefit described above and (y) a pro-rata portion of the lump sum amount that the Executive would have become entitled to receive pursuant to Section 2(b)(II)(B)(iii) below, if any, based on the total number of days that had elapsed between the Executive’s termination of employment and the date of his death.
(iii) In addition to any other amounts payable to the Executive under Section 2(b)(ii)(B) hereof, any amounts that would have otherwise been payable to the Executive under Section 2(b)(ii)(B) had the payments hereunder commenced on the later of September 1, 2008 or the first day of the month following Executive’s termination of employment shall be paid to the Executive in a single lump sum on the day that the first Monthly Benefit is actually payable to him under Section 2(b)(ii)(B).
     (C) For the avoidance of doubt, no payments will be made under this Agreement after the death of the later to die of the Executive and his Wife.
     3. Termination. This Agreement will terminate on (a) March 1, 2011, if benefits have not been payable pursuant to its terms, or (b) the first date that both the Executive and his Wife are deceased. Notwithstanding the preceding sentence, this Agreement will terminate earlier on the occurrence of the Executive’s termination of employment prior to March 1, 2011 for any reason (including, termination on account of death or due to disability) other than a termination (i) by the Company without Cause or (ii) by the Executive with Good Reason.
     4. Withholding for Taxes. The Company will deduct or withhold from payments made under this Agreement, and from other payments made to the Executive, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.
     5. Non-exclusivity of Rights. Except as otherwise specifically provided in Section 2, nothing in this Agreement may prevent or limit the Executive’s continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the Company and for which the Executive may qualify.
     6. No Obligation to Seek Other Employment. The Executive is not obligated to seek employment with any entity that is not the Company or to take other action to mitigate any amount payable to him under this Agreement.
     7. Confidentiality. Neither the Executive nor the Company will disclose any of the terms of this Agreement or any information regarding the Executive’s employment with the Company to any other person (other than the Executive’s disclosure to his spouse, attorney and accountant) without the prior written consent of the other, except as may be necessary or appropriate in the ordinary course of the Company’s operations, and except as may be required by law.
     8. Successors.
          (a) This Agreement is personal to the Executive and is not assignable by the Executive or his Wife. This Agreement will inure to the benefit of and be enforceable by the Executive’s and his Wife’s legal representatives.
          (b) This Agreement will inure to the benefit of and be binding on Supply, National and its successors and assigns.

          (c) In the event the Executive ceases to be employed by Supply as a result of the transfer of the Executive’s employment to National or to another wholly owned subsidiary of National, for purposes of this Agreement, National or such other subsidiary, as the case may be, will automatically be deemed to be Supply from and after the date of such transfer and shall have the same rights, duties and obligations hereunder as Supply had immediately prior to such transfer.
          (d) Supply and National will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of Supply or National or any other successor and without regard to the form of transaction used to acquire the operations or assets of Supply or National with whom Executive continues to be employed by after the time of such transaction, to assume and agree to perform this Agreement in the same manner and to the same extent that Supply or National would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.
     9. Dispute Resolution. Supply, National and the Executive will attempt to resolve between them any dispute that arises under this Agreement. If they do not agree within 10 days after either party submits a demand for arbitration to the other, the issue will be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association under its national rules for the Resolution of Employment Disputes will apply, and the decision of two of the three arbitrators will be final. The arbitrators must reach a decision within 60 days after the selection of the third arbitrator. The arbitration will take place in Erie County, New York. The arbitration will apply New York law. Each party will pay his or its own attorney fees and costs of arbitration, the fee of the arbitrator he or it selects, one-half the fee of the third arbitrator, and one-half of the fees and expenses of the American Arbitration Association.

          10. Notice. All communications to parties required under this Agreement must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (any mailed notice to be effective four days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for that party (or to such other address as such party designates in a writing complying with this Section, delivered to the other party):
     If to the Supply:
National Fuel Gas Supply Corporation
6363 Main Street
Williamsville, NY 14221
Attention: General Counsel
Telephone: (716) 857-7548
Telecopier: (716) 857-7614
     If to National:
National Fuel Gas Company
6363 Main Street
Williamsville, NY 14221
Attention: Corporate Secretary
Telephone: (716) 857-7858
Telecopier: (716) 857-7856
     If to the Executive:
David F. Smith
6363 Main Street
Williamsville, NY 14221
Telephone: (716) 857-7977
Telecopier: (716) 857-7856

     with a copy to:
Lucy A. Smith
9295 Hunt Club Lane
Clarence, New York 14031
Telephone: (716) 741-1744
          11. Source of Payments. All payments to be made hereunder shall be paid in cash from the general funds of Supply, provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established by Supply or National to assure such payments. To the extent that Supply does not pay any such amount when due, National shall, or shall cause Supply, to make such payment. Neither Supply nor National shall be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if Supply or National shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship, between Supply or National and the Executive or any other person. To the extent that any person acquires a right to receive payments from Supply or National such right shall be no greater than the right of an unsecured creditor of Supply or National.
          12. Miscellaneous. No course of action or failure to act by the Company or the Executive may constitute a waiver by that party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, that provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder of it or any of the remaining provisions of this Agreement. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Company or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by Supply, National and the Executive, (b) constitutes the entire agreement between Supply, National and the Executive with respect to the additional retirement benefits payable under this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (c) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. For the avoidance of doubt, all amounts payable hereunder are intended to comply with Section 409A of the Code and no party hereto shall take any action under this Agreement which would result in the imposition of an additional tax under Section 409A of the Code on the Executive.
          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NATIONAL FUEL GAS SUPPLY CORPORATION

By:	/s/ James R. Peterson

Name:	James R. Peterson
Title:	Secretary

NATIONAL FUEL GAS COMPANY

By:	/s/ Philip C. Ackerman

Name:	Philip C. Ackerman
Title:	Chairman/CEO

EXECUTIVE:

/s/ David F. Smith

DAVID F. SMITH

STATE OF NEW YORK	)
): ss.
COUNTY OF ERIE	)
     On the 22nd day of October, in the year 2007, before me, the undersigned, personally appeared James R. Peterson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity as the Secretary of National Fuel Gas Supply Corporation, the corporation described in and which executed the foregoing instrument, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Sarah J. Mugel	[Notary Stamp Omitted]

Notary Public

STATE OF NEW YORK	)
): ss.
COUNTY OF ERIE	)
     On the 23rd day of October, in the year 2007, before me, the undersigned, personally appeared Philip C. Ackerman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity as the Chairman/CEO of National Fuel Gas Company, the corporation described in and which executed the foregoing instrument, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Sarah J. Mugel	[Notary Stamp Omitted]

Notary Public

STATE OF NEW YORK	)
:ss.
COUNTY OF ERIE	)
     On the 22nd day of October, in the year 2007, before me, the undersigned personally appeared David F. Smith, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Sarah J. Mugel	[Notary Stamp Omitted]
Notary Public

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